MILASTAR CORPORATION
               NO. 9 VIA PARIGI
          PALM BEACH, FLORIDA 33480


       NOTICE OF ELECTION OF DIRECTORS

To the Stockholders of MILASTAR CORPORATION:

  Notice is hereby given that, in lieu of an annual meeting of the stockholders of Milastar Corporation (the "Company"), J. Russell Duncan, Chairman of the Board and a director of the Company, and Mimi G. Duncan, Mr. Duncan's wife, the record owners of approximately 59.6 percent of the outstanding Class A Common
Stock of the Company, which represents approximately 62.4 percent of the total combined voting power of the Company, have executed a written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, approving the election of J. Russell Duncan and C. Paul Johnson to the Board of Directors of the Company, to serve for three year terms until the annual meeting of stockholders of the Company to be held in 2001 or until their successors shall have been duly elected and qualified.

  The foregoing consent was executed on July 8, 1998, but provides that it shall not become effective until the twentieth (20th) day after the date this Information Statement is first mailed by the Company to its stockholders of record on July 10, 1998, the record date fixed by the Board of Directors for the determination of stockholders entitled to receive notice of the taking of such action.

                                   By order of the Board of Directors,


                                   LANCE H.DUNCAN
                                   Secretary

August 7, 1998

             MILASTAR CORPORATION
               NO. 9 VIA PARIGI
          PALM BEACH, FLORIDA 33480

            INFORMATION STATEMENT

 NOTIFICATION OF ACTION TAKEN BY THE WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ACCOMPANIES THIS INFORMATION STATEMENT


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                   GENERAL

  This Information Statement has been prepared and is being distributed to the stockholders of Milastar Corporation, a Delaware corporation (the "Company"), on or about August 7, 1998, by the management of the Company pursuant to the authority of its Board of Directors. The Board of Directors has fixed July 10, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of action taken by the written consent of J. Russell Duncan, Chairman of the Board and a director of the Company, and Mimi G. Duncan, Mr. Duncan's wife, together the beneficial and record owners of 62.4% of the Company's total combined voting power, approving the matter described in the notice accompanying this Information Statement. As of the Record Date, the Company had outstanding 2,738,264, shares of Class A Common
Stock ("Class A Stock"), the holders of which are entitled to one vote per share. The Written Consent provides that it shall not become effective until the twentieth day after the date on which this Information Statement was first mailed to stockholders of the Company. The Class A Stock is the only class of the Company's authorized securities. There is no right of cumulative voting.

  Copies of the Company's Annual Report for the fiscal year ended
April 30, 1998 are enclosed herewith but are not considered part of the Information Statement material. The Annual Report describes the financial condition of the Company as of April 30, 1998.

  All costs incurred in connection with the preparation and mailing of this Information Statement and the accompanying notice to stockholders will be borne by the Company.

            PRINCIPAL STOCKHOLDERS

        The table below sets forth the shares beneficially owned by the officers and directors of the Company and the persons who, to the knowledge of the Company, owned beneficially 5% or more of the outstanding shares of Common Stock on the Record Date:

                                   Number of                          Percent
                                   Shares of                          of Total
                                 Common Stock     Name of   Percent   Combined
Name and Address                 Beneficially    Class of      of      Voting
of Beneficial Owner                 Owned         Stock      Series    Power

J. Russell Duncan. . . . . . . .  1,484,314 (1)   Class A     42.7%     47.0%
No. 9 Via Parigi                                Common Stock
Palm Beach, Florida 33480

Mimi G. Duncan . . . . . . . . .    587,032 (2)   Class A     16.9%     15.4%
No. 9 Via Parigi                                Common Stock
Palm Beach, Florida 33480

L. Michael McGurk. . . . . . . .    163,379 (3)   Class A      4.7%       .5%
6646 Harbor Drive N.W.                          Common Stock
Canton, Ohio 44718

Lance H. Duncan. . . . . . . . .    114,166 (4)   Class A      3.3%       .2%
1260 Boylston Street/Suite 204                  Common Stock
Boston,  Massachusetts 02215

C. Paul Johnson. . . . . . . . .     22,233 (5)   Class A       .6%       .1%
30 N. Michigan Avenue                           Common Stock
Chicago, Illinois 60602

Dennis J. Stevermer. . . . . . .     37,000 (6)   Class A      1.1%       .3%
7317 W. Lake Street                             Common Stock
St. Louis Park, Minnesota 55426


All executive officers and
directors as a group . . . . . .  1,821,092       Class A      52.4%    48.1%
(5 persons)                                     Common Stock


(1) Includes 198,333 shares of Class A Stock issuable upon exercise of outstanding options. The amounts shown in the foregoing table do not include 587,032 shares of Class A Stock, including 166,666 shares of Class A Stock issuable upon the exercise of outstanding options, owned beneficially and of record by Mimi G. Duncan, Mr. Duncan's wife, or shares of Class A Stock owned by other members of his immediate family, as to all of which he disclaims beneficial ownership.

(2) Includes 166,666 shares of Class A Stock issuable upon exercise of outstanding options. The amounts shown in the foregoing table do not include 1,484,314 shares of Class A Stock including 198,333 shares of Class A Stock issuable upon exercise of outstanding options, owned beneficially and of record by J. Russell Duncan, Mrs. Duncan's husband, or shares of Class A Stock owned by other members of her immediate family, as to all of which she disclaims beneficial ownership.

(3) Includes 148,333 shares of Class A Stock issuable upon exercise of options (see "Certain Transactions-Stock Options").

(4) Includes 107,500 shares of Class A Stock issuable upon exercise of options (see "Certain Transactions-Stock Options"). Does not include 1,484,314 and 587,032 shares (including 198,333 and 166,666 shares of Class A Stock issuable upon exercise of outstanding options) of Class A Stock owned beneficially and of record by Mr. Duncan's parents, J. Russell and Mimi G. Duncan, respectively, or shares of Class A Stock owned by other members of his immediate family, as to all of which he disclaims any beneficial interest.

(5) Includes 19,500 shares of Class A Stock issuable upon exercise of options (see "Certain Transactions-Stock Options").

(6) Includes 30,000 shares of Class A Stock issuable upon exercise of options (see "Certain Transactions-Stock Options").


           ELECTION OF DIRECTORS

        The number of directors of the Company is currently fixed at four, each of whom serves a term of three years as a member of one of the Company's three classes of directors. By virtue of action taken by written consent executed pursuant to Section 228 of the Delaware General Corporation Law on July 8, 1998 (the "Written Consent"), J. Russell Duncan, Chairman of the Board and a director of the Company, and Mimi G. Duncan, Mr. Duncan's wife, together the record owners of 1,706,347 shares of Class A Stock, which represents approximately 59.6% of the Company's issued and outstanding Class A Stock as of the Record Date and 62.4% of the total combined voting power of the Company, as of the Record Date, have elected J. Russell Duncan and C. Paul Johnson as directors of the Company, to hold such office until the 2001 annual meeting of stockholders or until their successors shall have been elected and qualified. The Written Consent provides that it shall not become effective, and the term of office of the directors elected thereby shall not commence, until the twentieth day after the date on which this Information Statement was first mailed to stockholders of the Company.

        The terms of office of the remaining directors expire as indicated in the following table, and such directors or their successors will be elected either by written consent or at the annual meetings of stockholders of the Company to be held in 1999. The nominees and the directors named below have previously been elected to office by the Company's stockholders. J. Russell
Duncan, Chairman of the Board and a director of the Company, is the father of Lance H. Duncan, Secretary and a director of the Company. With the foregoing exception, no family relationship exists among the directors and the executive officers of the Company.

Name, Position with the Company                Term to Expire    Year in Which
and Principal Occupation                         at Annual       Service as a
during Last Five Years(1)                Age     Meeting In     Director Began

NOMINEE:

J. Russell Duncan. . . . . . . . .       81        2001               1969
Chairman of the Board of the
Company;  Chairman of the
Board of Sound Techniques, Inc.

C. Paul Johnson. . . . . . . . . .       66        2001               1982
Director of Firstar Corporation
since 1995; Chairman of First
Colonial Bankshares Corporation
from 1988 to 1995.

PRESENT DIRECTORS:

L. Michael McGurk. . . . . . . . .       47        1999               1988
President and Chief Operating
Officer of the Company since
March 4, 1991; Executive Vice
President and Secretary of the
Company from April 29, 1988 to
March 4, 1991; President of Flame
Metals Processing Corporation,
a wholly owned subsidiary of the
Company, since April 29, 1988.

Lance H. Duncan. . . . . . . . . .        42       2000               1983
Secretary of the Company since
March 4, 1991; President of the
Company from April 29, 1988 to
March 4, 1991; Secretary of the
Company from August 24, 1983 to
April 29, 1988; President and Chief
Operating Officer of Sound
Techniques, Inc.


(1)     Mr. Johnson is a director of Firstar Corporation, Lance H.
        Duncan is President and Chief Operating Officer of Sound
        Techniques, Inc., (recording studios). Except as described herein, none of the Company's directors are directors of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of that Act, nor are they directors of issuers registered as investment companies under the Investment Company Act of 1940.


            EXECUTIVE COMPENSATION

Stock Option Plan

        On August 2, 1991, the Company's stockholders approved the Milastar Corporation Stock Option Plan (the "Option Plan"), providing for the granting of incentive stock options ("Incentive Options") and nonstatutory stock options ("Nonstatutory Options") to purchase up to an original aggregate amount of 200,000 shares of Class A Stock to directors, key employees and key consultants of the Company and its corporate subsidiaries. On February 28, 1996, the Board of Directors amended the Option Plan to provide for the granting of Incentive and Nonstatutory Options to purchase an additional 200,000 shares bringing the total aggregate amount of options available to grant to 400,000. The Option Plan terminates on March 3, 2001, unless sooner terminated by the Board of Directors. The following description of the terms of the Option Plan is qualified in its entirety by reference to the Option Plan which governs in the event of any conflict.

        Nonstatutory Options granted pursuant to the Option Plan have a per share exercise price of not less than 85% of the "fair market value" of a share of Class A Stock on the effective date of grant. Incentive Options granted pursuant to the Option Plan have a per share exercise price of not less than 100% of the "fair market value" of a share of Class A stock on the effective date of grant. However, if a participant owns (including constructive ownership pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code")), more than 10% of the total combined voting power of all classes of outstanding shares of stock of the Company, then an Incentive Option granted under the Option Plan to such participant shall be at least 110% of the "fair market value" of the shares of Class A Stock on the date of grant and such Incentive Option shall terminate and become non-exercisable upon the expiration of five years from the date of grant. Subject to the foregoing, the option price is determined by the Committee and is required to be approved by the Board of Directors. The market value of the Class A Stock at July 10, 1998 was $0.87 per share.
All options granted under the Option Plan are exercisable by the holders thereof, in such installments and during such periods as may be fixed by the Committee at the time of grant; provided, however, that all such options generally expire ten years from the date of grant thereof, except that such term may be reduced in the event of termination of an option holder's death, disability, retirement or other termination of employment.

        Options granted pursuant to the Option Plan may not be sold, pledged, assigned, hypothecated or transferred, except by will, then applicable laws of descent or distribution, or pursuant to a qualified domestic relations order.

        The table set forth below shows, as of July 24, 1998, the number of options granted pursuant to the Option Plan, the number of options granted to all executive officers as a group and the number of options granted to all employees as a group. As of such date, none of such options have been exercised nor were there any options exercised in the current fiscal year.


                                    Options      Date         Exercise Price
Name                                Granted     Granted         Per Share

J. Russell Duncan                   198,333     2/28/96          $.6160 (1)

L. Michael McGurk                    33,333      3/4/91           .9609 (2)
                                     15,000     2/28/96           .5625 (2)

C. Paul Johnson                      10,000      3/4/91           .9609 (3)
                                      9,000     2/28/96           .5625 (2)

Lance H. Duncan                       7,500     2/28/96           .5625 (2)

Dennis J. Stevermer                  30,000      7/1/97           .5625 (2)


All executive officers and          303,666
directors as a group (5 persons)

All employees as a group            368,666

(1) Exercise price per share of each Incentive Option is 110% of the "fair market value" per share on grant date.

(2) Exercise price per share of each Incentive Option is 100% of the "fair market value" per share on grant date.

(3) Exercise price per share of each Nonstatutory Option is 100% of the "fair market value" per share on grant date.

See "Certain Transactions Stock Options" for information concerning options heretofore granted to directors of the Company.

Compensation Tables

Summary Compensation Table

        The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer of the Company and other executive officers with compensation in excess of $100,000 in each of the last three fiscal years:

                       Summary Compensation Table

                                                                    Long-Term
                                              Annual              Compensation
                                            Compensation             Awards


Name and Principal Position     Fiscal                             Securities
                                 Year                              Underlying
                                Ended    Salary    Bonus (1)       Options (#)


J. Russell Duncan               1998    $93,500   $25,000
Chairman of the Board           1997    $85,000   $27,500
and CEO                         1996    $74,000                     198,333

L. Michael McGurk               1998    $95,000   $30,000
President and Chief             1997    $95,000   $15,750
Operating Officer               1996    $95,000                      15,000

(1)     Reflects bonuses earned during the fiscal year.


Aggregate Option Exercises and Fiscal Year-End Option Value Table

        The following table sets forth the information concerning each exercise of stock options during the fiscal year ended April 30, 1998, by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of April 30, 1998.


            Aggregate Option Exercises in Last Fiscal Year
                 and Fiscal Year-End Option Values

                                                Number of
                                                Securities       Value of
                                                Underlying       Unexercised
                                                Unexercised      In-the-Money
                                                Options at       Options at
                         Shares                 FY-End (#)       FY-End ($)
                      Acquired on    Value      Exercisable/     Exercisable/
Name                  Exercise(#)  Realized($)  Unexercisable    Unexercisable


J. Russell Duncan          0           0         198,333/0         $82,358/0

L. Michael McGurk          0           0         148,333/0          $9,376/0


Employment Contracts

        Mr. J. Russell Duncan, Chairman of the Board and CEO of the Company, has an employment agreement with the Company, dated April 30, 1997, providing for a minimum annual base salary of $93,500. The stated expiration date is April 30, 2002 unless renewed in writing.


        If at any time during the term of the employment agreement, Mr. Duncan becomes unable to perform his duties due to a disabling condition, this agreement will continue in full force for eighteen months immediately following the date of incapacity. If such disability should continue for a period in excess of said eighteen month period, the Company shall have the right at reduce the minimum base salary to 85% of the stipulated amount.

        Mr. L. Michael McGurk, President and Chief Operating Officer of the Company, has an employment agreement with the Company, dated April 30, 1997, providing for a minimum annual base salary of $95,000. The stated expiration date is April 30, 2002 unless renewed in writing.


       INFORMATION CONCERNING THE BOARD
     OF DIRECTORS AND THE AUDIT COMMITTEE

        The Audit Committee is one of the committees created by the Board of Directors. The current members of the Audit Committee are C. Paul Johnson and L. Michael McGurk. The functions of the Audit Committee include reviewing the independence of the independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of audit engagements, approving or ratifying each professional service provided by independent auditors, considering the range of audit and non-audit fees, and reviewing the scope and result of the Company's procedures for internal auditing and the adequacy of internal controls (see "Auditors").

        During fiscal 1998, the Board of Directors held one meeting, while the Audit Committee did not meet.


             CERTAIN TRANSACTIONS

        Lease of Corporate Offices. The Company leases space for its executive offices in a building owned by J. Russell Duncan, Chairman of the Board and a director of the Company, at No. 9 Via Parigi, Palm Beach, Florida. The lease is on a month-to-month basis, covers space totaling 1,200 square feet and provides for a rental of $250 per month. Management of the Company regards the lease between Mr. Duncan and the Company as being favorable and in the best interests of the Company and its stockholders.

        Stock Options. Pursuant to the terms of two Promissory Notes each dated April 26, 1988, issued by the Company to Mimi
G. Duncan, the wife of J. Russell Duncan, Chairman of the Board and a director of the Company, which Promissory Notes have been repaid in full, the Company granted Mrs. Duncan options to purchase an aggregate of 233,333 shares of the Company's Class A Stock at $0.6738 per share, 115% of the average of the closing "bid" and "ask" quotations for a share of such Common Stock on the date of grant. On June 19, 1989, Mrs. Duncan, exercised options to purchase 66,666 shares of the Company's Class A Stock and acquired the same for a purchase price of $45,000. The unexercised options granted to Mrs. Duncan were to expire on April 26, 1995. On April 19, 1995 the Board of Directors elected to extend Mrs. Duncan's options to April 26, 1999 at a price of $0.6738 per share.

        Related Party Transactions.  During fiscal 1995 the
Company entered into a series of note payable transactions which at April 30, 1998 had a balance of $0, including accrued interest, payable to J. Russell Duncan. The notes, which provided additional working capital for the Company, bore an interest rate of 8% and were payable on demand. During fiscal 1996 the Company entered into a note payable transaction which at April 30, 1998 had a balance of $101,000, including accrued interest, payable to L. Michael McGurk. The note, which facilitated the asset purchase of New England Metal Treating, Inc., bears an interest rate of 8.7% and is payable on demand.

        See "Executive Compensation - Stock Option Plan" for options granted to directors and officers pursuant to the Option
Plan.

              PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last six fiscal years with the total cumulative total return on the Standards & Poors (S & P) Manufacturing (Diversified) Index and the NASDAQ Composite Index. The comparison assumes that $100 was invested in the Company's Class A Stock and each of the two indices on April 30, 1993 and that all dividends were reinvested.

                                      1993   1994   1995   1996   1997   1998

Milastar Corporation. . . . . . .     $100   $111    $43    $54    $52   $105

S & P Manufacturing
 (Diversified) Index. . . . . . .     $100   $115   $137   $190   $237   $294

NASDAQ Composite Index. . . . . .     $100   $111   $129   $184   $195   $292


                   AUDITORS

        KPMG Peat Marwick served as the Company's independent auditors for the fiscal year ended April 30, 1998 and it is the Board of Directors' present intention to reappoint such accounting firm as auditors for the fiscal year ending April 30, 1999.


            SHAREHOLDER PROPOSALS

        Under the rules promulgated by the Securities and Exchange Commission, holders of Common Stock who desire to submit proposals for inclusion in the Proxy Statement of the Board of Directors to be utilized in connection with the 1999 Annual Meeting of Stockholders, or any Information Statement submitted in lieu thereof, as the case may be, must submit such proposals to the Secretary of the Company no later than March 26, 1999.

                                       By Order of the Board of Directors,


                                       LANCE H. DUNCAN
                                       Secretary
August 7, 1998